Exhibit B

Certificate of Secretary

The undersigned, Claire Jen, Secretary of Coatue Innovation Fund, a Delaware statutory trust (the “Fund”), does hereby certify that:

1.	This certificate is being delivered to the Securities and Exchange Commission (the “SEC”) in connection with the filing of the Fund’s fidelity bond (the “Bond”) pursuant to Rule 17g-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), and the SEC is entitled to rely on this certificate for purposes of the filing.

2.	The undersigned is the duly elected, qualified and acting Secretary of the Fund, has custody of the corporate records of the Fund and is a proper officer to make this certification.

3.	Attached hereto as Annex A is a copy of the resolutions approved by the Board of Trustees of the Fund, including a majority of the Board of Trustee who are not “interested persons” of the Fund, as such term is defined under the 1940 Act, approving the amount, type, form and coverage of the Bond and the portion of the premium paid by the Fund.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed this 6th day of June 2025.

/s/ Claire Jen
Secretary
Coatue Innovation Fund

Annex A

Approval of Fidelity Bond

RESOLVED, that Coatue Innovation Fund (the “Fund”) shall be named as an insured under a fidelity bond maintained by such insurance companies as discussed at the meeting of the Board of Trustees, having coverage that complies with Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and issued by a reputable fidelity insurance company, against larceny and embezzlement and such other types of losses as are included in standard fidelity bonds, covering the officers and other employees of the Fund from time to time, containing such provisions as may be required by the rules promulgated under the 1940 Act; and be it

FURTHER RESOLVED, that the fidelity bond in the amount as presented at this meeting of the Board of Trustees of the Fund (the “Board of Trustees”), be, and the same hereby is, approved, subject to such negotiations and changes as the officers of the Fund, with the advice of counsel, may deem appropriate, after consideration of all factors deemed relevant by the Board of Trustees, and separately by a majority of the trustees who are not “interested persons”, including the amount of the bond, the expected value of the assets of the Fund to which any person covered under the bond may have access, the estimated amount of the premium of such bond, the type and terms of the arrangements made for the custody and safekeeping of the Fund's assets, and the nature of the securities in the Fund's portfolio; and be it

FURTHER RESOLVED, that the appropriate officers of the Fund be, and each of them acting singly hereby is, authorized to enter into said fidelity bond as presented at this meeting; and be it

FURTHER RESOLVED, that the Secretary of the Fund be, and hereby is, designated as the party responsible for making the necessary filings and giving the notices with respect to such bond required by paragraph (g) of Rule 17g-1 under the 1940 Act.